State of Delaware
Secretary of State
Division of Corporations
Delivered 12:22 PM 06/25/2025
FILED 12:22 PM 06/25/2025
SR 20253180033 - File Number 7949696

FOXO TECHNOLOGIES INC.
CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES E CUMULATIVE REDEEMABLE SECURED PREFERRED STOCK

The undersigned, Seamus Lagan, does hereby certify that:

1. He is the Chief Executive Officer and Interim Chief Financial Officer of FOXO Technologies Inc., a Delaware corporation (the "Corporation");

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, par value $0.0001 per share, of which 57,500 shares have been authorized;

3. The following resolutions were duly adopted by the board of directors of the Corporation (the "Board of Directors"):

WHEREAS, the Second Amended and Restated Certificate of Incorporation of the Corporation provides for a class of its authorized stock known as preferred stock consisting of 10,000,000 shares, par value $0.0001 per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designations thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stocks, which shall consist of up to 4,000,000 shares of the preferred stock which the Corporation has the authorization to issue as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. **Definitions**. For the purposes hereof, the following terms shall have the following meanings:

"Affiliate" means any Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

"Business Day" means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

"Common Stock" means the Corporation's Class A Common Stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

"Daily VWAP" means, for any Trading Day, the per share volume-weighted average price of the Common Stock as displayed under the heading "Bloomberg VWAP" (or, if such source is not available, its equivalent successor market source) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day. The Dailey VWAP will be determined without regard to after-hours trading or any other trading outside of the regular trading session.

"Dividend Payment Date" shall have the meaning set forth in Section 3(A).

"Dividend Periods" means semi-annual dividend periods commencing on January 1 and July 1, of each year and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period, which shall be deemed to have commenced on and include December 31, 2025 and shall end on and include the day preceding the first day of the next succeeding Dividend Period); provided, that, any Dividend Period during which any Preferred Stock shall be redeemed pursuant to Section 10 shall end on the redemption date only with respect to the Preferred Stock being redeemed.

"Dividend Rate" means 2.5% per annum.

"Dividend Record Date" shall have the meaning set forth in Section 3(A).

"Fundamental Transaction" shall have the meaning set forth in Section 8.

"Holder" shall have the meaning set forth in Section 2.

"Junior Securities" means the Common Stock and any other class or series of stock of the Corporation now or hereafter issued and outstanding as to which the Preferred Stock has preference or priority in the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up.

"Liquidation Payment" shall have the meaning set forth in Section 6(a),

"New York Courts" shall have the meaning set forth in Section 11(c).

"Parity Securities" means any class or series of stock of the Corporation now or hereafter issued and outstanding as to which the holders of the Preferred Stock and holders of such other class or series shall be entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority, one over the other.

"Person" means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or any other entity of any kind.

"Preferred Stock" shall have the meaning set forth in Section 2.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Senior Securities" means any class or series of stock of the Corporation now or hereafter issued and outstanding as to which the holders of such class or series shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the Holders.

"Stock Dividend" shall have the meaning set forth in Section 3(B).

"Stock Dividend Rate" means 5.0% per annum.

"Stock Dividend Stock Price" for any Stock Dividend means the average of the Daily VWAP per share of the Common Stock for the five Trading Days preceding the Dividend Payment Date for such Stock Dividend.

"Subsidiary" means any direct or indirect subsidiary of the Corporation presently existing or formed or acquired after the date hereof.

"Successor Entity" shall have the meaning set forth in Section 8.

"Trading Day" means any day on which trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded.

Section 2. **Designation, Amount and Par Value**. The series of preferred stock shall be designated as its Series E Cumulative Redeemable Secured Preferred Stock (the "Preferred Stock") and the number of shares so designated shall be up to 4,000,000 (which shall not be subject to increase without the affirmative vote of the holders of a majority of the then outstanding Preferred Stock (each, a "Holder" and, collectively, the "Holders") pursuant to Section 4. Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value equal to $25.00 (the "Stated Value").

Section 3. **Dividends**.

(A) Cash Dividends

(a) Holders of issued and outstanding shares of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available for the payment of distributions, cumulative preferential cash dividends at a rate per annum equal to the Dividend Rate of the $25.00 per share stated liquidation preference of the Preferred Stock. Such dividends shall accrue and accumulate on each issued and outstanding share of the Preferred Stock on a daily basis from the original date of issuance of such shares and shall be payable quarterly in equal amounts in arrears on the last calendar day of each Dividend Period (each such day being hereinafter called a "Dividend Payment Date"); provided, that, if any Dividend Payment

Date is not a Business Day, then the dividend that would otherwise have been payable on such Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date, and no interest or additional dividends or other sums shall accrue on the amount so payable from such Dividend Payment Date to such succeeding Business Day. Any cash dividend payable on the Preferred Stock for any partial Dividend Period shall be prorated and computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be payable to Holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the tenth day preceding the applicable Dividend Payment Date, or such other date designated by the Board of Directors or an officer of the Corporation duly authorized by the Board of Directors for the payment of dividends that is not more than 30 nor less than ten days prior to such Dividend Payment Date (each such date, a "Dividend Record Date").

(b) No cash dividend under this Section 3(A) on shares of Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of Senior Securities (including if any accrued dividends (whether declared or not declared) thereon have not been paid) or any agreement of the Corporation (whether now existing or arising hereafter), including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration, payment or setting aside of funds is restricted or prohibited by law; provided, that, notwithstanding anything to the contrary contained herein, cash dividends on the Preferred Stock shall continue to accrue and accumulate regardless of whether (i) any or all of the foregoing restrictions exist; (ii) the Corporation has earnings or profits; (iii) there are funds legally available for the payment of such dividends; or (iv) such dividends are declared by the Board of Directors. Accrued and unpaid cash dividends on the Preferred Stock will accumulate as of the Dividend Payment Date on which they first become payable or on the date of redemption of the Preferred Stock, as the case may be.

(c) Except as provided in the next sentence, if any Preferred Stock is outstanding, no dividends (other than in shares of Common Stock or Junior Securities ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) will be declared or paid or set aside for payment on any Parity Securities or Junior Securities, unless all accumulated or unpaid cash dividends are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof set apart for such payment on the Preferred Stock for all past Dividend Periods with respect to which full dividends were not paid on the Preferred Stock. When cash dividends are not paid in full (or a sum sufficient for such full payment is not set apart for payment) upon the Preferred Stock and upon all Parity Securities, all cash dividends declared, paid or set apart for payment upon the Preferred Stock and all such Parity Securities shall be declared and paid pro rata or declared and set apart for payment pro rata, so that the amount of cash dividends declared per share on the Preferred Stock and per share on such Parity Securities (which shall not include any accumulation in respect of unpaid cash dividends for prior dividend periods if such other Parity Securities do not bear cumulative dividends) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any cash dividend payment or payments on the Preferred Stock which may be in arrears.

(d) Except as provided in this clause (d), unless all accumulated accrued and unpaid cash dividends on the Preferred Stock are contemporaneously declared and paid in cash or declared and a sum of cash sufficient for the payment thereof is set apart for payment for all past Dividend Periods with respect to which full cash dividends were not paid on the Preferred Stock, no dividends (other than in shares of Common Stock or Junior Securities ranking junior to the Preferred Stock as to dividends and upon liquidation, dissolution or winding up) may be declared or paid or set apart for payment upon the Common Stock or any Junior Securities or Parity Securities, nor shall any Common Stock, Junior Securities or Parity Securities be redeemed, purchased or otherwise acquired directly or indirectly for any consideration (or any monies be paid or made available for a sinking fund for the redemption of any such stock) by the Corporation (except for conversion into or exchange for Junior Securities or by redemption, purchase or acquisition of stock under any employee benefit plan of the Corporation).

(e) Holders of Preferred Stock shall not be entitled to any cash dividend in excess of all accumulated accrued or unpaid cash dividends on the Preferred Stock as described in this Section 3(A). Any cash dividend payment made on the Preferred Stock shall first be credited against the earliest accumulated accrued and unpaid dividend with respect to such shares which remains payable at the time of such payment.

(B) Stock Dividends

(a) In addition to the cash dividends payable pursuant to Section 3(A), Holders of issued and outstanding Preferred Stock shall be entitled to receive dividends payable in shares of Common Stock at a rate per annum equal to the Stock Dividend Rate of the $25.00 per share liquidation preference of the Preferred Stock (each a "Stock Dividend"). The Stock Dividend shall be paid on the same day, and to the same Holders, as the cash dividend.

(b) The number of shares of Common Stock payable in respect of any Stock Dividend will be equal to (x) the dollar amount of such Stock Dividend, divided by (y) the Stock Dividend Stock Price for such Stock Dividend.

(c) At the Corporation's option, in connection with any Stock Dividend, in lieu of delivering any fractional share of Common Stock, the Corporation may pay cash for such fractional share (to the extent it is not otherwise prohibited from doing so), based on the applicable Stock Dividend Stock Price, or round up such fractional share to the nearest whole share of Common Stock for each Holder.

(d) Any shares of Common Stock issued in connection with a Stock Dividend, when issued, will be deemed registered in the name of the Holder as of the close of business on the Dividend Record Date.

(e) If, in the Corporation's reasonable judgment, the issuance of shares of Common Stock as payment of any Stock Dividend, or the resale of those shares by Holders or beneficial owners that are not and have not at any time during the preceding three months been, an Affiliate of the Corporation, requires registration under the Securities Act, then the Corporation will use its commercially reasonable efforts to:

(i) file and cause to become effective under the Securities Act a registration statement covering such issuance or covering such resales from time to time, pursuant to Rule 415 under the Securities Act (or any successor rule) by such Holders and beneficial owners, as applicable;

(ii) in the case of a resale registration statement, keep such registration statement effective under the Securities Act, and provide a prospectus that may be used in connection therewith, until all such shares are resold pursuant to such registration statement or are, or would be, eligible for resale without registration, pursuant to Rule 144 under the Securities Act (or any successor rule), by Holders or beneficial owners that are not, and have not at any time during the preceding three months been, an Affiliate of the Corporation;

(iii) qualify or register such shares under applicable U.S. state securities laws, to the extent required in the Corporation's reasonable judgment; provided, that, the Corporation will not be required to qualify as a foreign corporation in, or consent to general service of process under the laws of, any jurisdiction where the Corporation is not at such time so qualified or subject to such service of process;

(iv) to the extent applicable, have such shares of Common Stock approved for listing on any U.S. national or regional securities exchange on which the Common Stock is then listed; and

(v) to the extent applicable, obtain any approval as may be required by the applicable rules and regulations of the NYSE American and any other U.S. national securities exchange on which the Common Stock is then listed.

(f) Notwithstanding anything herein to the contrary, if the Corporation has not obtained any required approval pursuant to Section 3(B)(e) above from the stockholders, then it may not issue the applicable shares of Common Stock otherwise issuable in connection with such Stock Dividend. The Corporation shall issue any such deferred shares of Common Stock promptly upon obtaining all required stockholder approvals.

(g) At the Corporation's option, it may pay any Stock Dividend in cash. To exercise such option, the Corporation shall provide notice to the Holders at least 10 days prior to the relevant Dividend Payment Date. If the Corporation exercises this option, it must pay the entire relevant Stock Dividend in cash.

Section 4. **Voting**. Other than as may be required by law, the Preferred Stock shall have no voting rights and no Holder shall be entitled to vote on any matter.

Section 5. **Conversion**. The Preferred Stock shall not be, pursuant to the terms hereof, convertible or exchangeable for any stock or other securities or property of the Corporation.

Section 6. **Liquidation Preference**.

(a) Subject to the rights of the holders of any Senior Securities and Parity Securities, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any payment or distribution of the assets of the

Corporation (whether capital or surplus) shall be made or set aside for the holders of Junior Securities, as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, each Holder shall be entitled to receive an amount in cash per share of Preferred Stock equal to the sum of (i) $25.00, (ii) all accumulated accrued and unpaid cash dividends thereon (whether or not earned or declared) to, but, excluding, the date of final distribution to such Holder; (iii) all unpaid Stock Dividends, and (iv) assuming, for the purposes hereof, that the date immediately prior to the date of final distribution was a date on which a Stock Dividend would be paid, an amount determined by what a full Stock Dividend would be for the then current Stock Dividend Period multiplied by a fraction, the numerator of which would be the number of days since the end of the prior Stock Dividend Period and the denominator of which would be the total number of days in the then current Stock Dividend Period (such sum, the "Liquidation Payment"). If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the Holders shall be insufficient to pay in full the preferential amount aforesaid and liquidating payments on any other shares of any class or series of Parity Securities as to the distribution of assets on any liquidation, dissolution or winding up of the Corporation, then such assets, or proceeds thereof, shall be distributed among the Holders and the holders of any such Parity Securities ratably in accordance with the respective amounts that would be payable on such shares of Preferred Stock and any other such shares of Parity Securities if all amounts payable thereon were paid in full. For purposes of this Section 6, none of: (i) a consolidation or merger of the Corporation with one or more corporations or other entities; (ii) a sale, lease or transfer of all or substantially all of the Corporation's assets; or (iii) a statutory share exchange, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, of the Corporation.

(b) Subject to the rights of the holders of Senior Securities and Parity Securities upon liquidation, dissolution or winding up, upon any liquidation, dissolution or winding up of the Corporation, after payment shall have been made in full to the Holders, as provided above, any other series or class or classes of Junior Securities shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders shall not be entitled to share therein.

Section 7. **Security**. The Corporation's obligation to pay the cash dividends and Stock Dividends pursuant to Section 3 and the Liquidation Payment pursuant to Section 6 shall be secured by the outstanding common stock of FOXO Acquisition Corporation, a wholly-owned Subsidiary of the Corporation, pursuant to the terms of that certain Security Agreement, to be entered into by the Corporation prior to the issuance of any shares of Preferred Stock.

Section 8. **Certain Adjustments**. If, at any time while the Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions, effects any merger or consolidation of the Corporation into another Person, or (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions (each a "Fundamental Transaction"), then the Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the "Successor Entity") to assume in writing all of the obligations of the Corporation under this Certificate of Designation and shall deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock. Upon the

occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the "Corporation" shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

Section 9. **Ranking**. With respect to the payment of dividends and as to the distribution of assets upon liquidation, dissolution or winding up, the Preferred Stock shall rank senior to the Junior Securities, on a parity with the Parity Securities and junior to the Senior Securities.

Section 10. **Redemption**.

(a) Corporation Optional Redemption. At any time, the Corporation shall have the right to redeem all, or any part, of the Preferred Stock then outstanding. The Preferred Stock subject to redemption pursuant to this Section 10(a) shall be redeemed by the Corporation in cash in an amount equal to, for each share of Preferred Stock being redeemed, what would be payable as the Liquidation Payment if such amount were payable on the date the redemption occurs as if such redemption constituted a liquidation of the Corporation. The Corporation may exercise its right to require redemption under this Section 10(a) by delivering a written notice thereof to all the Holders. Each redemption notice shall be irrevocable. The notice shall (x) state the date on which the redemption shall occur, which shall not be less than five Trading Days nor more than 20 Trading Days following the delivery of the notice and (y) state the number of shares of Preferred Stock being redeemed from each Holder.

(b) Mechanics of Redemption. Subject to clause (d) below, the Corporation shall deliver the applicable redemption prices to each Holder in cash on the applicable redemption date. In the event of redemption of less than all of the Preferred Stock, the Corporation shall deliver to each Holder a new certificate or other evidence of ownership representing the shares of Preferred Stock which have not been redeemed. If the Corporation does not pay the applicable redemption price to a Holder, such Holder, at its option, may deliver notice to the Corporation that the redemption of its shares for which it has not been paid shall be null and void.

(c) Effect of Redemption. From and after the redemption date and the payment of the applicable redemption price, all such redeemed shares of Preferred Stock shall no longer be deemed to be outstanding, and all of the rights of Holders will terminate with respect to such shares.

(d) Dividend Record Date. If the Corporation redeems any shares of Preferred Stock and the applicable redemption date occurs after a Dividend Record Date and on or prior to the related Dividend Payment Date, then the cash dividend and Stock Dividend payable with respect to such shares called for redemption shall be payable on the Dividend Payment Date to the Holders of record at the close of business on such Dividend Record Date, and shall not be payable as part of the redemption price for such shares.

Section 11. **Miscellaneous**.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder, shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address of its principal executive offices, Attention: Seamus Lagan, e-mail address slagan@foxotechnologies.com, or such other e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 11. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by e-mail attachment, or sent by a nationally recognized overnight courier service addressed to each Holder at the e-mail address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered by e-mail attachment at the e-mail address set forth in this Section prior to 5:30 p.m. (New York City time) on any day that is a Trading Day (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via e-mail attachment at the e-mail address set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Lost or Mutilated Preferred Stock Certificate. If a Holder's Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(c) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. All legal proceedings concerning the interpretation, enforcement and defense of the Preferred Stock or this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts"). The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. The Corporation and each Holder hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service

shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If the Corporation or any Holder shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys' fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(d) Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holder. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(e) Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(f) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment or other obligation shall be made or performed on the next succeeding Business Day.

(g) Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(h) Status of Redeemed Preferred Stock. If any shares of Preferred Stock shall be redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of Preferred Stock

RESOLVED, FURTHER, that the Chief Executive Officer, the president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 25th day of June, 2025.

Seamus Lagan

Name: Seamus Lagan
Title: Chief Executive Officer